Exhibit 99.3

All Colleague Email

This email was sent by Jean-Paul Kress (MorphoSys’ CEO) to all MorphoSys colleagues after the ad hoc disclosure and press release were distributed.

Subject: MorphoSys to Be Acquired by Novartis / Incyte Purchases Exclusive Rights to Tafasitamab

Dear Colleagues,

Today we announced that we entered into agreements to be acquired by Novartis and for the sale and transfer of all tafasitamab rights to Incyte. Our entire Executive Committee and Supervisory Board unanimously support these agreements. Collectively, we all believe this is the right next step for MorphoSys. These offers underscore the value of our company and will allow our pipeline to advance at a greater speed and scale – helping cancer patients benefit worldwide.

Acquisition of MorphoSys by Novartis:

As part of our agreement with Novartis, Novartis seeks to obtain exclusive, worldwide rights to develop and commercialize pelabresib and tulmimetostat across all indications. As we know, pelabresib has the potential to shift the treatment paradigm in myelofibrosis and further expand into other indications. In biotech, prioritization is critical, and time is of the essence. The proposed transaction with Novartis will provide ample resources currently unavailable to us as a standalone biotech company to help accelerate the development opportunities and maximize the global commercialization potential of pelabresib.

Most importantly, I want to emphasize that Novartis’ motivation for acquiring MorphoSys starts with our exceptional team and our track record of operational excellence. Like us, Novartis is science-rooted, patient-focused and motivated to win.

Sale of Tafasitamab to Incyte:

Separately, we also entered into an agreement to sell and transfer all worldwide rights related to tafasitamab to Incyte. Given the proposed acquisition by Novartis and our long-standing partnership with Incyte, we feel this is the best home for tafasitamab. At this time, Incyte is well positioned to drive the therapy’s future growth opportunities forward successfully and more efficiently on its own.

We will start the transition process of tafasitamab to Incyte immediately and plan to complete this as soon as possible. The agreement with Incyte does not include the transfer of MorphoSys employees. Our employees working on the Monjuvi commercial business and tafasitamab clinical programs will support the transition process. You will receive more information from your Executive Committee leaders shortly.

Our Next Steps in Acquisition Process:

For the acquisition of MorphoSys by Novartis, today’s announcement is only the first step in a process that will last several months.

As a next step, Novartis will submit the offer document to the BaFin, Germany’s Federal Financial Supervisory Authority. After its approval, the offer document will be published, and the acceptance period will begin. During the acceptance period, our shareholders must decide whether they want to accept the offer and tender their shares. The offer from Novartis requires a minimum acceptance threshold of 65% to be successful, which we are confident we will achieve given the attractive offer price and strategic rationale.

We currently expect the closing to take place in the first half of 2024. Until the transaction closes, we will continue to operate as a separate, independent company.

Our Internal Resources:

I’m sure you have a lot of questions, which we will begin to address during our global Town Hall tomorrow at 03:00 pm CET / 09:00 am ET. We also created a page on our intranet that provides information on these agreements. Separately, we will provide your function’s respective Executive Committee members and Leadership Team members with an email and key messages that you can use to update your current partners and customers on this news. If you receive any media, investors or financial analyst inquiries on these topics, please refer them to Thomas Biegi, Julia Neugebauer and Eamonn Nolan.

Together, we have achieved a lot, especially in the past 12 months. We overdelivered on everything in our control, thanks to your unwavering dedication and hard work. I hope you share my sense of pride for all we have accomplished. You should be very proud. I know I am.

As we enter this next period, I encourage you to remember who our work is for – cancer patients and their families. I am confident this step will continue to propel our work forward in helping to change stories of loss into stories of life, truly living out our mission: More life for people with cancer.

I look forward to speaking with you soon. Thank you for your commitment, support and trust.

Best,

Jean-Paul

Additional Information and Where to Find It

The takeover offer described in this communication (the “Takeover Offer”) has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). The final terms and further provisions regarding the Takeover Offer will be in the offer document once the publication of the offer document by Novartis data42 AG (the “Bidder”) has been approved by the German Federal Financial Supervisory Authority (the “BaFin”), after which the offer document will be filed with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of the Company will be made only pursuant the offer document. In connection with the Takeover Offer, the Bidder and Novartis AG will file a Tender Offer Statement on Schedule TO with the SEC (together with the offer document, an Offer to Purchase including the means to tender and other related documents, the “Takeover Offer Documents”), the Company’s management board and supervisory board will issue a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Takeover Offer Documents and the Recommendation Statements will be distributed to all stockholders of the Company in accordance with German and U.S. securities laws. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents will be made available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Offer to Purchase, including the means to tender and certain other Takeover Offer Documents, as well as the Solicitation/Recommendation Statement, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder expect to request no-action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the offer document.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Takeover Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,”

“goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Takeover Offer; statements about the expected timetable for the consummation of the Takeover Offer; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Takeover Offer; uncertainties as to how many of the Company’s stockholders will tender their stock in the Takeover Offer; the possibility that competing offers will be made; the possibility that various conditions for the Takeover Offer may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Takeover Offer; the effects of the Takeover Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Takeover Offer; transaction costs associated with the Takeover Offer; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents to be filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.